Exhibit 99.1

Contacts:	Pat Sheaffer or Ron Wysaske, Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Fourth Fiscal Quarter Earnings Increase Over 50%
Highlighted by Credit Quality Improvements

Vancouver, WA – May 2, 2013 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported it earned $1.6 million, or $0.07 per diluted share, in its fourth fiscal quarter ended March 31, 2013. This compares to net income of $1.0 million, or $0.05 per diluted share, in the preceding quarter and a net loss of $16.0 million, or $0.71 per diluted share, in the fourth quarter a year ago. For all of fiscal 2013, Riverview earned $2.6 million, or $0.12 per diluted share, compared to a net loss of $31.7 million, or $1.42 per diluted share, for all of fiscal 2012.

“We are very proud of the fundamental improvements our entire organization has made over the last twelve months,” stated Pat Sheaffer, Chairman and CEO. “We were profitable for the third consecutive quarter and ended our fiscal year on a high note. Credit quality improved for the fourth consecutive quarter as we continue to make significant improvements resolving problem assets and growing our capital ratios. As we begin our new fiscal year, we will be looking for growth opportunities in our market while continuing to work on improving asset quality.”

Fourth Quarter Highlights (at or for the period ended March 31, 2013)

•	Net income was $1.6 million, or $0.07 per diluted share
•	Net interest margin was 3.64% for the quarter and 4.06% for the year
•	Nonperforming loans decreased $3.5 million during the quarter to $21.1 million (14.3% decline)
•	Real estate owned (“REO”) decreased $5.1 million during the quarter to $15.6 million (24.4% decline)
•	Nonperforming assets decreased $8.6 million during the quarter to $36.8 million (18.9% decline)
•	Classified assets decreased $18.1 million during the quarter to $67.6 million (21.1% decline)
•	Net charge-offs for the quarter decreased 23.1% to $390,000 compared to $507,000 for the preceding quarter
•	Core deposits were strong and accounted for 94% of total deposits
•	Capital levels continue to exceed the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 15.29% and a Tier 1 leverage ratio of 9.99%

Credit Quality

“We continued to make solid progress during the fourth quarter at reducing our level of problem assets,” said Ron Wysaske, President and COO. Classified assets were $67.6 million at March 31, 2013 compared to $85.7 million at December 31, 2012 and $107.9 million at March 31, 2012.  Classified assets declined 21.1% since last quarter and have declined 37.4% since the same period of the prior year.

Nonperforming loan balances decreased $3.5 million during the quarter, primarily in the multi-family loan category. Nonperforming loans were $21.1 million, or 3.94% of total loans, at March 31, 2013 compared to $44.2 million, or 6.45% of total loans a year ago. During the fourth quarter, $1.2 million of new loans were placed on non-accrual status marking the fourth consecutive quarter that inflows of new nonperforming loans have declined.

REO balances decreased $5.1 million during the quarter to $15.6 million, the lowest level in three years. During the quarter, REO sales totaled $2.9 million with write-downs of $2.6 million and additions of $481,000.  Subsequent to March 31, 2013, the Bank has sold $1.1 million of additional properties with no loss on sale.  The Bank also has an additional $5.0 million in properties under contract with no additional losses projected on these sales.

RVSB Fourth Quarter Fiscal 2013 Results
May 2, 2013

The Bank’s continued reduction in classified and nonperforming loans along with the decline in loan balances and charge-offs, resulted in a $3.6 million negative provision for loan losses during the fourth quarter. Riverview recorded no provision for loan losses in the preceding quarter and recorded a $17.5 million provision in the fourth quarter a year ago. For fiscal year 2013, the provision for loan losses was $900,000 compared to $29.4 million for fiscal year 2012.

The allowance for loan losses was $15.6 million at March 31, 2013, representing 2.92% of total loans and 74.02% of nonperforming loans. Net charge-offs declined for the fourth consecutive quarter as problem credits declined and recoveries on prior loan charge-offs increased. The annualized net charge-offs for the fourth quarter of fiscal 2013 was 0.29%. Net charge-offs in the fourth quarter of fiscal 2013 were $390,000, compared to $507,000 in the preceding quarter and $13.5 million in the fourth fiscal quarter a year ago. Recoveries of prior charge-offs totaled $1.3 million during the quarter.

Balance Sheet Review

Net loan balances declined $19.2 million during the quarter, primarily due to the Bank’s continued focus on reducing classified loan balances. “While loan balances declined during the quarter, the Company has two full lending teams that are working both the Vancouver and Portland market areas looking for quality loans and new relationships,” said Wysaske.  “Competition for loans has remained intense; however, we are optimistic for our loan growth prospects in fiscal year 2014 as our loan pipeline has been steadily growing during the past quarter.”

The commercial real estate (“CRE”) loan portfolio totaled $297.7 million at March 31, 2013, of which 28% was owner-occupied and 72% was investor-owned. The CRE portfolio contained six loans totaling $10.3 million that were nonperforming, representing 3.5% of the total CRE portfolio and 48.8% of total nonperforming loans. Of the CRE loans that are classified as nonperforming, 34.8% are current on their payments.

Deposit balances decreased due to the expiration of the TAG program coupled with other planned reductions in deposit concentrations. “Despite the decline in deposit balances we were able to move a large percentage of these deposits to our Trust company thus keeping these deposits within the Company,” noted Wysaske. Total deposits were $663.8 million at March 31, 2013 compared to $682.8 million at December 31, 2012 and $744.5 million a year ago.

In fiscal 2012, Riverview established a valuation allowance against its deferred tax asset. At March 31, 2013, the total valuation allowance was $16.2 million. Management will review the deferred tax asset on a quarterly basis to determine the appropriate valuation allowance, if needed. Any future reversals of the deferred tax asset valuation allowance would decrease Riverview’s income tax expense, increase its after tax net income and shareholders’ equity.

Income Statement

Riverview’s net interest income in the fourth quarter of fiscal year 2013 was $6.2 million compared to $7.4 million in the preceding quarter and $8.0 million in the fourth quarter of fiscal 2012.  For fiscal year 2013, the net interest income was $29.4 million compared to $33.7 million for fiscal year 2012.

Riverview’s net interest margin was 3.64% for the fourth quarter compared to 4.03% for the preceding quarter. For the fiscal year 2013, the net interest margin was 4.06% compared to 4.33% in fiscal year 2012. The decrease in net interest margin was primarily due to a decline in loan yields, a decrease in average loan balances and the continued high balance in low-yielding cash and investments. Loan yields continued to contract as existing loans re-priced and new loans were originated in the current low interest rate environment.

Non-interest income was $2.0 million in the fourth quarter of fiscal 2013 compared to $2.1 million in the preceding quarter and $1.6 million in the fourth quarter of fiscal 2012.  Mortgage banking activity remained higher than normal with a total of $14.5 million in new mortgage loans originated during the quarter, resulting in a $245,000 gain on sale of loans held for sale.

RVSB Fourth Quarter Fiscal 2013 Results
May 2, 2013

Non-interest expense increased to $10.2 million in the fourth quarter of fiscal 2013 compared to $8.4 million in the preceding quarter and $8.2 million in the fourth quarter of fiscal 2012. The increase in non-interest expense was primarily a result of an increase in REO expenses to $2.9 million, which included $2.6 million in write-downs.

“During the fourth quarter the Bank made a concerted effort to be more aggressive in the pricing of our existing REO properties in an attempt to liquidate these properties more quickly,” said Wysaske.  Based on pending sales activity, the updated pricing strategy appears to be facilitating the sale of these properties.

Capital and Liquidity

The Bank continues to maintain capital levels in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 15.29% and a Tier 1 leverage ratio of 9.99% at March 31, 2013.  The FDIC states to be considered well capitalized, a bank must maintain ratios of 10% and 6% respectively.

At March 31, 2013, the Bank had available total and contingent liquidity of more than $470 million, including over $220 million of borrowing capacity from the Federal Home Loan Bank of Seattle and the Federal Reserve Bank of San Francisco. The Bank also has more than $145 million of cash and short-term investments.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Riverview believes that certain non-GAAP financial measures provide investors with information useful in understanding the company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible common equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands)	March 31, 2013	Dec. 31, 2012	March 31, 2012

Shareholders' equity	$78,442	$76,823	$75,607
Goodwill	25,572	25,572	25,572
Other intangible assets, net	454	489	415

Tangible shareholders' equity	$52,416	$50,762	$49,620

Total assets	$777,003	$794,564	$855,998
Goodwill	25,572	25,572	25,572
Other intangible assets, net	454	489	415

Tangible assets	$750,977	$768,503	$830,011

RVSB Fourth Quarter Fiscal 2013 Results
May 2, 2013

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $777 million, it is the parent company of the 90 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 18 branches, including thirteen in the Portland-Vancouver area and three lending centers.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company’s ability to raise common capital, the amount of capital it intends to raise and its intended use of that capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; the Company’s compliance with regulatory enforcement actions we have entered into with the OCC and the possibility that our noncompliance could result in the imposition of additional enforcement actions and additional requirements or restrictions on our operations; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.

Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our

RVSB Fourth Quarter Fiscal 2013 Results
May 2, 2013

actual results for fiscal 2013 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	March 31, 2013	December 31, 2012	March 31, 2012
ASSETS

Cash (including interest-earning accounts of $100,093, $88,308	$115,415	$107,080	$46,393
and $33,437)
Certificate of deposits	44,635	44,137	41,473
Loans held for sale	831	2,551	480
Investment securities held to maturity, at amortized cost	-	-	493
Investment securities available for sale, at fair value	6,216	6,204	6,314
Mortgage-backed securities held to maturity, at amortized	125	129	171
Mortgage-backed securities available for sale, at fair value	431	549	974
Loans receivable (net of allowance for loan losses of $15,643, $19,633
and $19,921)	520,369	539,549	664,888
Real estate and other pers. property owned	15,638	20,698	18,731
Prepaid expenses and other assets	3,063	3,399	6,362
Accrued interest receivable	1,747	1,818	2,158
Federal Home Loan Bank stock, at cost	7,154	7,219	7,350
Premises and equipment, net	17,693	17,647	17,068
Deferred income taxes, net	522	527	603
Mortgage servicing rights, net	388	406	278
Goodwill	25,572	25,572	25,572
Core deposit intangible, net	66	83	137
Bank owned life insurance	17,138	16,996	16,553

TOTAL ASSETS	$777,003	$794,564	$855,998

LIABILITIES AND EQUITY

LIABILITIES:
Deposit accounts	$663,806	$682,794	$744,455
Accrued expenses and other liabilities	8,006	8,700	9,398
Advance payments by borrowers for taxes and insurance	1,025	520	800
Junior subordinated debentures	22,681	22,681	22,681
Capital lease obligation	2,440	2,458	2,513
Total liabilities	697,958	717,153	779,847

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
March 31, 2013 – 22,471,890 issued and outstanding;	225	225	225
December 31, 2012 - 22,471,890 issued and outstanding;
March 31, 2012 – 22,471,890 issued and outstanding;
Additional paid-in capital	65,551	65,563	65,610
Retained earnings	14,169	12,574	11,536
Unearned shares issued to employee stock ownership trust	(490)	(516)	(593)
Accumulated other comprehensive loss	(1,013)	(1,023)	(1,171)
Total shareholders’ equity	78,442	76,823	75,607

Noncontrolling interest	603	588	544
Total equity	79,045	77,411	76,151

TOTAL LIABILITIES AND EQUITY	$777,003	$794,564	$855,998

RVSB Fourth Quarter Fiscal 2013 Results
May 2, 2013

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
	Three Months Ended			Twelve Months Ended
(In thousands, except share data) (Unaudited)	March 31, 2013	Dec. 31, 2012	March 31, 2012	March 31, 2013	March 31, 2012
INTEREST INCOME:
Interest and fees on loans receivable	$6,690	$7,838	$9,130	$32,041	$38,894
Interest on investment securities-taxable	54	131	36	276	145
Interest on investment securities-non taxable	-	1	7	16	42
Interest on mortgage-backed securities	4	6	10	25	51
Other interest and dividends	157	160	127	574	400
Total interest income	6,905	8,136	9,310	32,932	39,532

INTEREST EXPENSE:
Interest on deposits	550	595	908	2,667	4,357
Interest on borrowings	150	157	387	818	1,508
Total interest expense	700	752	1,295	3,485	5,865
Net interest income	6,205	7,384	8,015	29,447	33,667
Less provision for loan losses	(3,600)	-	17,500	900	29,350

Net interest income (loss) after provision for loan losses	9,805	7,384	(9,485)	28,547	4,317

NON-INTEREST INCOME:
Fees and service charges	1,083	1,224	914	4,695	3,996
Asset management fees	547	517	604	2,172	2,367
Gain on sale of loans held for sale	245	262	87	1,386	160
Bank owned life insurance income	142	146	146	585	601
Other	15	(62)	(190)	35	(297)
Total non-interest income	2,032	2,087	1,561	8,873	6,827

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,051	3,872	3,850	15,325	15,889
Occupancy and depreciation	1,259	1,241	1,253	4,970	4,793
Data processing	379	435	285	1,420	1,421
Amortization of core deposit intangible	17	17	20	71	82
Advertising and marketing expense	153	193	184	834	998
FDIC insurance premium	418	433	288	1,532	1,136
State and local taxes	130	132	139	547	549
Telecommunications	74	73	110	384	434
Professional fees	307	447	283	1,456	1,254
Real estate owned expenses	2,882	1,069	1,130	5,781	5,097
Other	566	522	687	2,438	2,770
Total non-interest expense	10,236	8,434	8,229	34,758	34,423

INCOME (LOSS) BEFORE INCOME TAXES	1,601	1,037	(16,153)	2,662	(23,279)
PROVISION (BENEFIT) FOR INCOME TAXES	6	6	(196)	29	8,378
NET INCOME (LOSS)	$1,595	$1,031	$(15,957)	$2,633	$(31,657)

Earnings (loss) per common share:
Basic	$0.07	$0.05	$(0.71)	$0.12	$(1.42)
Diluted	$0.07	$0.05	$(0.71)	$0.12	$(1.42)
Weighted average number of shares outstanding:
Basic	22,351,804	22,345,644	22,327,171	22,342,541	22,317,933
Diluted	22,352,229	22,345,644	22,327,171	22,342,541	22,317,933

RVSB Fourth Quarter Fiscal 2013 Results
May 2, 2013

(Dollars in thousands)	At or for the three months ended			At or for the twelve months ended
	March 31, 2013	Dec. 31, 2012	March 31, 2012	March 31, 2013	March 31, 2012
AVERAGE BALANCES
Average interest–earning assets	$691,793	$727,322	$788,488	$726,123	$777,864
Average interest-bearing liabilities	574,763	579,653	652,607	595,504	645,369
Net average earning assets	117,030	147,669	135,881	130,619	132,495
Average loans	543,906	574,617	695,973	599,028	694,382
Average deposits	662,978	694,073	741,320	697,367	731,089
Average equity	78,370	77,838	91,171	77,170	104,869
Average tangible equity	52,321	51,759	65,156	51,113	78,779

ASSET QUALITY	March 31, 2013	Dec. 31, 2012	March 31, 2012

Non-performing loans	21,133	24,665	44,163
Non-performing loans to total loans	3.94%	4.41%	6.45%
Real estate/repossessed assets owned	15,638	20,698	18,731
Non-performing assets	36,771	45,363	62,894
Non-performing assets to total assets	4.73%	5.71%	7.35%
Net loan charge-offs in the quarter	390	507	13,505
Net charge-offs in the quarter/average net loans	0.29%	0.35%	7.80%

Allowance for loan losses	15,643	19,633	19,921
Average interest-earning assets to average
interest-bearing liabilities	120.36%	125.48%	120.82%
Allowance for loan losses to
non-performing loans	74.02%	79.60%	45.11%
Allowance for loan losses to total loans	2.92%	3.51%	2.91%
Shareholders’ equity to assets	10.10%	9.67%	8.83%

CAPITAL RATIOS
Total capital (to risk weighted assets)	15.29%	14.25%	12.11%
Tier 1 capital (to risk weighted assets)	14.02%	12.97%	10.84%
Tier 1 capital (to leverage assets)	9.99%	9.50%	8.76%
Tangible common equity (to tangible assets)	6.98%	6.61%	5.98%

DEPOSIT MIX	March 31, 2013	Dec. 31, 2012	March 31, 2012

Interest checking	$91,754	$87,402	$106,904
Regular savings	54,316	51,000	45,741
Money market deposit accounts	217,091	220,862	244,919
Non-interest checking	112,527	128,706	116,882
Certificates of deposit	188,118	194,824	230,009
Total deposits	$663,806	$682,794	$744,455

RVSB Fourth Quarter Fiscal 2013 Results
May 2, 2013

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS
		Commercial		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
March 31, 2013	(Dollars in thousands)
Commercial	$71,935	$-	$-	$71,935
Commercial construction	-	-	5,719	5,719
Office buildings	-	86,751	-	86,751
Warehouse/industrial	-	41,124	-	41,124
Retail/shopping centers/strip malls	-	67,472	-	67,472
Assisted living facilities	-	13,146	-	13,146
Single purpose facilities	-	89,198	-	89,198
Land	-	23,404	-	23,404
Multi-family	-	34,302	-	34,302
One-to-four family	-	-	3,956	3,956
Total	$71,935	$355,397	$9,675	$437,007

March 31, 2012	(Dollars in thousands)
Commercial	$87,238	$-	$-	$87,238
Commercial construction	-	-	13,496	13,496
Office buildings	-	94,541	-	94,541
Warehouse/industrial	-	48,605	-	48,605
Retail/shopping centers/strip malls	-	80,595	-	80,595
Assisted living facilities	-	35,866	-	35,866
Single purpose facilities	-	93,473	-	93,473
Land	-	38,888	-	38,888
Multi-family	-	42,795	-	42,795
One-to-four family	-	-	12,295	12,295
Total	$87,238	$434,763	$25,791	$547,792

LOAN MIX	March 31, 2013	Dec. 31, 2012	March 31, 2012
Commercial and construction
Commercial	$71,935	$75,090	$87,238
Other real estate mortgage	355,397	367,158	434,763
Real estate construction	9,675	17,615	25,791
Total commercial and construction	437,007	459,863	547,792
Consumer
Real estate one-to-four family	97,140	97,334	134,975
Other installment	1,865	1,985	2,042
Total consumer	99,005	99,319	137,017

Total loans	536,012	559,182	684,809

Less:
Allowance for loan losses	15,643	19,633	19,921
Loans receivable, net	$520,369	$539,549	$664,888

RVSB Fourth Quarter Fiscal 2013 Results
May 2, 2013

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
March 31, 2013	(Dollars in thousands)
Non-performing assets

Commercial	$94	$169	$1,086	$-	$-	$1,349
Commercial real estate	2,638	-	7,379	298	-	10,315
Land	-	800	2,467	-	-	3,267
Multi-family	-	2,968	-	-	-	2,968
Commercial construction	-	-	-	-	-	-
One-to-four family construction	-	175	-	-	-	175
Real estate one-to-four family	349	401	1,703	606	-	3,059
Consumer	-	-	-	-	-	-
Total non-performing loans	3,081	4,513	12,635	904	-	21,133

REO	1,637	5,272	6,548	2,181	-	15,638

Total non-performing assets	$4,718	$9,785	$19,183	$3,085	$-	$36,771

DETAIL OF SPEC CONSTRUCTION AND LAND DEVELOPMENT LOANS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
March 31, 2013	(Dollars in thousands)
Land and spec construction loans

Land development loans	$4,674	$1,339	$17,391	$-	$-	$23,404
Spec construction loans	-	175	3,011	291	-	3,477

Total land and spec construction	$4,674	$1,514	$20,402	$291	$-	$26,881

RVSB Fourth Quarter Fiscal 2013 Results
May 2, 2013

	At or for the three months ended			At or for the twelve months ended
SELECTED OPERATING DATA	March 31, 2013	Dec. 31, 2012	March 31, 2012	March 31, 2013	March 31, 2012

Efficiency ratio (4)	124.27%	89.05%	85.93%	90.70%	85.01%
Coverage ratio (6)	60.62%	87.55%	97.40%	84.72%	97.80%
Return on average assets (1)	0.83%	0.51%	-7.40%	0.33%	-3.64%
Return on average equity (1)	8.25%	5.25%	-70.39%	3.41%	-30.19%

NET INTEREST SPREAD
Yield on loans	4.99%	5.41%	5.32%	5.35%	5.60%
Yield on investment securities	2.81%	6.33%	2.36%	3.62%	2.63%
Total yield on interest earning assets	4.05%	4.44%	4.79%	4.54%	5.08%

Cost of interest bearing deposits	0.41%	0.43%	0.59%	0.47%	0.70%
Cost of FHLB advances and other borrowings	2.42%	2.47%	6.23%	3.25%	5.97%
Total cost of interest bearing liabilities	0.49%	0.51%	0.80%	0.59%	0.91%

Spread (7)	3.56%	3.93%	3.99%	3.95%	4.17%
Net interest margin	3.64%	4.03%	4.12%	4.06%	4.33%

PER SHARE DATA
Basic earnings per share (2)	$0.07	$0.05	$(0.71)	$0.12	$(1.42)
Diluted earnings per share (3)	0.07	0.05	(0.71)	0.12	(1.42)
Book value per share (5)	3.49	3.42	3.36	3.49	3.36
Tangible book value per share (5)	2.33	2.26	2.21	2.33	2.21
Market price per share:
High for the period	$2.76	$1.99	$2.46	$2.76	$3.18
Low for the period	1.66	1.41	2.03	1.08	2.03
Close for period end	2.64	1.69	2.26	2.64	2.26
Cash dividends declared per share	-	-	-	-	-

Average number of shares outstanding:
Basic (2)	22,351,804	22,345,644	22,327,171	22,342,541	22,317,933
Diluted (3)	22,352,229	22,345,644	22,327,171	22,342,541	22,317,933

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest bearing liabilities.